Exhibit 99.1

Media Inquiries:
Ron Sinclair	David Coburn
American Tire Distributors	Luquire George Andrews, Inc.
(704) 992-2000	(704) 552-6565
rsinclair@atd-us.com	coburn@lgapr.com

AMERICAN TIRE DISTRIBUTORS, INC. EXPANDS ITS PRESENCE INTO CANADA

CHARLOTTE, N.C. (November 30, 2012) – American Tire Distributors, Inc. (“ATD”) announced today that it has acquired the assets of TriCan Tire Distributors (“TriCan”) based in Edmonton, Alberta. ATD expects the transaction to close today. This marks a significant step for ATD as it expands the distribution services of the company beyond the borders of the United States for the first time.

TriCan is the leading national tire distributor in Canada with 15 distribution centers stretching across the country. Similar to ATD, TriCan focuses on delivering outstanding customer service and this approach has led to TriCan’s significant growth since their founding in 1978.

“Given the similarities of Canada’s retail structure and leading tire brands, expanding ATD’s footprint and distribution services into Canada represents a natural step for the company’s growth plan,” said William “Bill” Berry, President and Chief Executive Officer of American Tire Distributors. “After thoroughly evaluating the marketplace, it became clear that TriCan was going to be the best partner for us in Canada.”

American Tire Distributors will operate TriCan as a standalone business unit. TriCan will retain its company name and its management team, led by Chris Fletcher who has been President of TriCan since October 2006.

“Today’s announcement is very positive news for TriCan’s customers and employees,” said Chris Fletcher, President of TriCan Tire Distributors. “By offering more products from larger distribution centers, while our team continues to deliver unsurpassed customer service, TriCan will further differentiate itself as the leading distributor in Canada.”

ATD plans to begin expanding TriCan’s existing distribution centers in 2013 to support a broader product screen offering to customers. ATD also plans to add several new distribution centers across Canada by opening Greenfield locations and potentially acquiring other Canadian distributors.

About American Tire Distributors

American Tire Distributors is one of the largest independent suppliers of tires to the replacement tire market. It operates 102 distribution centers servicing 45 states. The company offers the most complete, coast-to-coast selection of tires, wheels and related products and value-added services to tire and automotive service customers across the United States and now to Canada through TriCan Tire Distributors. American Tire Distributors employs over 3,000 employees across its nationwide distribution center network, including over 300 people in its Charlotte-area field support center, distribution center and regional hub.

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